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Exhibit 21.1

LIST OF SUBSIDIARIES OF VANTAGE ENERGY INC.(1)

Name of Subsidiary	Jurisdiction of Organization
Siduri Development, LLC	Texas
Vantage Energy Appalachia II LLC	Delaware
Vantage Energy Appalachia LLC	Pennsylvania
Vantage Energy Black Warrior LLC	Delaware
Vantage Energy Cherokee LLC	Delaware
Vantage Energy Green River LLC	Delaware
Vantage Energy II, LLC	Delaware
Vantage Energy Management Company	Delaware
Vantage Energy Piceance LLC	Delaware
Vantage Energy Uinta LLC	Delaware
Vantage Energy, LLC	Delaware
Vantage Fort Worth Energy LLC	Delaware
Vista Gathering, LLC	Delaware

(1)
Following the completion of the corporate reorganization described in the prospectus that forms a part of this registration statement.

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  Exhibit 21.1
LIST OF SUBSIDIARIES OF VANTAGE ENERGY INC.(1)